UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 21, 2005

Vital Images, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22229	41-1321776
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5850 Opus Parkway, Suite 300, Minnetonka, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    (952) 487-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

(a)  On April 21, 2005, Vital Images, Inc. (the “Company”) and R2 Technology, Inc. (“R2”) entered into a Marketing Agreement.  Under the Marketing Agreement, the Company is to serve as R2’s non-exclusive marketing, promotion and sales representative for the R2 Lung CAD product on a non-exclusive basis and refer customers for the R2 Lund CAD product to R2, and the Company cannot promote and market any other similar program not owned by R2.  The R2 Lung CAD product searches 2D or 3D images of the human lung and returns specific locations and/or boundaries of regions that probably contain diseased tissue.  The Marketing Agreement provides for the payment by R2 to the Company of commissions on consideration received by R2 from customers who were introduced to R2 by the Company.  Under the Marketing Agreement, the Company is required to generate minimum quarterly revenue determined as provided by the Agreement or pay to R2 any difference between the minimum revenue required and the lower quarterly revenue generated.  The Marketing Agreement replaces and supersedes the Product Distribution Agreement dated as of November 2002, as amended, between R2 and the Company.  The Marketing Agreement has a term of three years after the last day of the first full calendar month during which R2’s ImageChecker-Lung Version 2 (which is an update of the R2 Lung CAD product) is first commercially available.

The foregoing description of the Marketing Agreement is qualified in its entirety by reference to the copy of the Marketing Agreement that will be filed by the Company with and as required by the Securities and Exchange Commission.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits.

The following exhibit is being furnished with this Current Report on Form 8-K and is hereby incorporated herein by reference:

99.1         A copy of the press release issued by Vital Images, Inc. on April 26, 2005 reporting the signing of the Marketing Agreement between the Company and R2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Images Inc.

Date: April 26, 2005
	By	/s/ Jay D. Miller
Jay D. Miller
President and Chief Executive Officer
(Principal Executive Officer)